Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, $0.01 par value per share, of Ranger Energy Services, Inc., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned hereby execute this Agreement.

Dated: May 2, 2022

Dialectic Capital Management LP

Dialectic Partners, LLC

Dialectic Geronimo SPV LLC

Dialectic Geronimo Manager LLC

John Fichthorn

By: /s/ John Fichthorn

Name: John Fichthorn

Title: Authorized Signatory